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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    ING Variable Insurance Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1475 Dunwoody Drive
         West Chester, Pennsylvania  19380

Telephone Number (including area code):     877-463-6464

Name and address of agent for service of process:

         Louis S. Citron, Esq.
         1475 Dunwoody Drive
         West Chester, Pennsylvania  19380

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
              YES /X/    NO / /


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of West Chester and Commonwealth of Pennsylvania on the 16th day of July, 1999.

                                       Signature:  ING Variable Insurance Trust
                                                   (Name of Registrant)


                                                   By:   /s/ Louis S. Citron
                                                      -------------------------
                                                         Louis S. Citron
                                                         Sole Trustee